SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|_| Preliminary Proxy Statement      |_| Confidential, For Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))

|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Under Rule 14a-12


                               Cytogen Corporation
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                (Name of Registrant as Specified in Its Charter)



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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     |X| No fee required.
     |_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1)and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     |_| Fee paid previously with preliminary materials.

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     |_| Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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     (1) Amount previously paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
                               CYTOGEN CORPORATION
                              600 College Road East
                           Princeton, New Jersey 08540

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            To Be Held June 19, 2001

         The Annual Meeting of Stockholders (the "Meeting") of CYTOGEN CORPORATION, a Delaware corporation (the "Company"), will be held at the Holiday Inn, Route One at Ridge Road, Princeton, New Jersey, on Tuesday June 19, 2001, at 11:00 A.M., local time, for the following purposes:

(1) To elect seven directors to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified;

(2) To amend the Company's 1999 Non-Employee Director Stock Option Plan (the "Director Plan") to: (A) increase the number of shares of Common Stock underlying automatic initial option grants under the Director Plan to new non-employee Directors from 10,000 to 20,000 shares; and (B) provide, in certain circumstances, at the discretion of and after formal action by the Board of Directors, for the issuance of Common Stock under the Director Plan to Directors, in lieu of the cash component of Director compensation;

(3) To amend the Company's Employee Stock Purchase Plan (the "ESPP") to: (A) decrease, from one year to six months, the term of service required to be eligible to participate therein; and (B) delete the requirement for stockholder approval of any modification of the ESPP with respect to eligibility for participation in the ESPP; and

(4) To transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

         Holders of Common Stock of record at the close of business on April 23, 2001 are entitled to notice of and to vote at the Meeting, or any adjournment or adjournments thereof. A complete list of such stockholders will be open to the examination of any stockholder at the Company's principal executive offices at 600 College Road East, Princeton, New Jersey 08540 for a period of 10 days prior to the Meeting. The Meeting may be adjourned from time to time without notice other than by announcement at the Meeting.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. THE PROMPT RETURN OF PROXIES WILL ENSURE A QUORUM AND SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION. EACH PROXY GRANTED MAY BE REVOKED BY THE STOCKHOLDER APPOINTING SUCH PROXY AT ANY TIME BEFORE IT IS VOTED. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH SUCH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

                                             By Order of the Board of Directors

Princeton, New Jersey                             Catherine M. Verna, Secretary
May 9, 2001


        The Company's 2000 Annual Report accompanies the Proxy Statement.

                               CYTOGEN CORPORATION
                              600 College Road East
                           Princeton, New Jersey 08540

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                                 PROXY STATEMENT

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         This Proxy Statement is furnished in connection  with the  solicitation by the Board of Directors of Cytogen Corporation (the "Company") of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held on Tuesday, June 19, 2001 (the "Meeting") at the Holiday Inn, Route One at Ridge Road, Princeton, New Jersey at 11:00 a.m., local time, and at any adjournment or adjournments thereof. Holders of record of Common Stock, $.01 par value (the "Common Stock"), as of the close of business on April 23, 2001, will be entitled to notice of and to vote at the Meeting and any adjournment or adjournments thereof. As of that date, there were 77,489,276 shares of Common Stock issued and outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on any matter presented at the Meeting. The aggregate number of Common Stock votes entitled to be cast at the Meeting is 77,489,276. The holders of Common Stock will vote as a single class for all proposals.

         If proxies in the accompanying form are properly executed and returned, the shares of Common Stock represented thereby will be voted in the manner specified therein. If not otherwise specified, the shares of Common Stock represented by the proxies will be voted: (i) FOR, the election of the seven nominees named below as Directors; (ii) FOR a proposal to amend the Company's 1999 Non-Employee Director Stock Option Plan (the "Director Plan") to: (A) increase the number of shares of Common Stock underlying automatic initial option grants under the Director Plan to new non-employee Directors from 10,000 to 20,000 shares; and (B) provide, in certain circumstances, at the discretion of and after formal action by the Board of Directors, for the issuance of Common Stock under the Director Plan to Directors, in lieu of the cash component of Director compensation; (iii) FOR a proposal to amend the Company's Employee Stock Purchase Plan (the "ESPP") to: (A) decrease, from one year to six months, the term of service required to be eligible to participate therein; and (B) delete the requirement for stockholder approval of any modification of the ESPP with respect to eligibility for participation in the ESPP; and (iv) in the discretion of the persons named in the enclosed form of proxy, on any other proposals which may properly come before the Meeting or any adjournment or adjournments thereof. Any stockholder who has submitted a proxy may revoke it at any time before it is voted, by written notice addressed to and received by the Secretary of the Company, by submitting a duly executed proxy bearing a later date or by electing to vote in person at the Meeting. The mere presence at the Meeting of the person appointing a proxy does not, however, revoke the appointment.

         The presence, in person or by proxy, of holders of shares of Common Stock in the aggregate having a majority of the votes entitled to be cast by the holders of Common Stock at the Meeting, shall constitute a quorum with respect to all matters presented. The affirmative vote by the holders of a plurality of the shares of Common Stock represented at the Meeting is required for the election of directors, provided a quorum of such stockholders is present in person or by proxy. All actions proposed herein other than the election of directors may be taken upon the affirmative vote of stockholders possessing a majority of the requisite voting power represented at the Meeting, provided a quorum is present in person or by proxy.

         Abstentions are included in the shares present at the Meeting for purposes of determining whether a quorum is present, and are counted as a vote against for purposes of determining whether a proposal is approved. Broker non-votes (when shares are represented at the Meeting by a proxy specifically conferring only limited authority to vote on certain matters and no authority to vote on other matters) are included in the determination of the number of shares represented at the Meeting for purposes of determining whether a quorum is present but are not counted for purposes of determining whether a proposal has been approved and thus have no effect on the outcome.

         This Proxy Statement, together with the related proxy card, is being mailed to the stockholders of the Company on or about May 9, 2001. The Annual Report to Stockholders of the Company for the year ended December 31, 2000, including financial statements (the "Annual Report"), is being mailed together with this Proxy Statement to all stockholders of record as of April 23, 2001. In addition, the Company has provided brokers, dealers, banks, voting trustees and their nominees, at the Company's expense, with additional copies of the Annual Report so that such record holders could supply such materials to beneficial owners as of April 23, 2001.

                              ELECTION OF DIRECTORS

         At the Meeting, seven directors are to be elected (which number shall constitute the entire Board of Directors of the Company) to hold office until the next Annual Meeting of Stockholders and until their successors shall have been elected and qualified. The holders of Common Stock, voting as a class, will elect each such director.

         It is the intention of the persons named in the enclosed form of proxy to vote the stock represented thereby, unless otherwise specified in the proxy, for the election as directors of the persons whose names and biographies appear below. All such persons are at present directors of the Company. In the event any of the nominees should become unavailable or unable to serve as a director, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that the nominees named will be unable to serve if elected. Each of the nominees has consented to being named in this Proxy Statement and to serve if elected.

         The current members of the Board of Directors who are also nominees for election to the Board of Directors are as follows:


                                                        Served as a                    Positions with
                 Name                      Age         Director Since                    the Company
-------------------------------------      ---         --------------        ----------------------------------
James A. Grigsby.....................       58              1996             Chairman of the Board

H. Joseph Reiser.....................       54              1998             President, Chief Executive Officer
                                                                             and Director

John E. Bagalay, Jr..................       67              1995             Director

Stephen K. Carter....................       63              1998             Director

Robert F. Hendrickson................       68              1995             Director

Kevin G. Lokay.......................       44              2001             Director

S. Leslie Misrock....................       73              1999             Director


         The principal occupations and business experience, for at least the past five years, of each nominee are as follows:

         James A. Grigsby has been a director of the Company since May 1996 and Chairman of the Board since June 1998. Mr. Grigsby serves as a strategic consultant to companies in various industries. Since April 1999, Mr. Grigsby has been affiliated with the consulting firm of Nachman, Hays & Associates, from which he accepts occasional consulting engagements. Prior to that time, since 1994, Mr. Grigsby was President of Cancer Care Management LLC, a consulting firm providing consulting services regarding cancer disease management issues. From 1989 to 1994, Mr. Grigsby was President of CIGNA Corporation's International Life and Employee Benefits Division, which operated in over 20 countries worldwide, and during that period he also served as the head of CIGNA's national health care sales force. Prior to that time, since 1978, he held a number of executive positions with CIGNA Corporation. Mr. Grigsby received a Bachelor of Arts degree in Mathematics from Baylor University and is a Fellow of the Society of Actuaries.

         H. Joseph  Reiser joined the  Company  in August  1998 as President and
Chief  Executive  Officer and as a  member of  the  Board of  Directors.   Most
recently, Dr. Reiser was Corporate Vice President and General Manager, Pharmaceuticals, for Berlex Laboratories Inc., the U.S. subsidiary of Schering AG. During his 17 year tenure at Berlex, Dr. Reiser held positions of increasing responsibility, serving as the first President of Schering Berlin's Venture

Corporation, Vice President, Technology and Industry Relations, and Vice President, Drug Development and Technology. Dr. Reiser received his Ph.D. in Physiology from Indiana University School of Medicine, where he also earned his Masters and Bachelor of Science degrees.

         John E. Bagalay, Jr. has been a director of the Company since October 1995. Dr. Bagalay was a director of Cellcor, Inc. prior to the Company's acquisition of Cellcor in October 1995. He was interim President, Chief Executive Officer and Chief Financial Officer of the Company from January 1998 to August 1998. He has been Senior Advisor to the Chancellor, Boston University since January 1998. He has been a director, Chief Operating Officer and Chief Financial Officer of Eurus International, Ltd. since January 1999. He served as the Managing Director of Community Technology Fund, the venture capital affiliate of Boston University, from September 1989 until January 1998. Dr. Bagalay has also served as General Counsel for Texas Commerce Bancshares and for the Lower Colorado River Authority, a regulated electric utility. Dr. Bagalay currently also serves on the boards of directors of Wave Systems Corporation and UAE, Inc. Dr. Bagalay holds a Bachelor of Arts in Politics, Philosophy and Economics and a Ph.D. in Political Philosophy from Yale University, and a Juris Doctor from the University of Texas.

         Stephen K. Carter has been a director of the Company since September 1998. Since 1997, Dr. Carter has been a consultant to the pharmaceutical industry. Dr. Carter was Senior Vice President of Research and Development at Boehringer Ingelheim Pharmaceuticals, Inc. from 1995 to 1997. Prior to joining Boehringer, Dr. Carter was Senior Vice President of Worldwide Clinical Research and Development at Bristol-Myers Squibb Company. From 1976 to 1982, Dr. Carter served as Director of the Northern California Cancer Institute. Dr. Carter was also appointed to President Clinton's panel for AIDS drug development. Dr. Carter is a director of Allos Therapeutics and Alfacell Corporation. Dr. Carter received an A.B. in History from Columbia College and an M.D. from New York Medical College. He completed a medical internship and residency at Lenox Hill Hospital.

         Robert F. Hendrickson has been a director of the Company since March 1995. Since 1990, Mr. Hendrickson has been a consultant to the pharmaceutical and biotechnology industries on strategic management and manufacturing issues with a number of leading biotechnology companies among his clients. Prior to his retirement in 1990, Mr. Hendrickson was Senior Vice President, Manufacturing and Technology for Merck & Co., Inc. He is a director of Envirogen, Inc. and Unigene, Inc., and a trustee of the Carrier Foundation, Inc. Mr. Hendrickson received an A.B. degree from Harvard College and an Masters of Business Administration from the Harvard Graduate School of Business Administration.

         Kevin G. Lokay has been a director of the Company since January 2001. Mr. Lokay is currently Vice President, Oncology Business Unit at GlaxoSmithKline Pharmaceuticals. Prior to joining GlaxoSmithKline in 1997, Mr. Lokay spent 16 years with Merck & Co., where his most recent assignment was Vice President, Worldwide Sales, Marketing and Development in the Merck Vaccine Division. Mr. Lokay joined Merck in 1981 as a sales representative, and progressed through numerous positions of increasing responsibilities in sales, market research, advertising, product management, and business development, while gaining experience in a wide variety of therapeutic areas, including antihypertensives, antiarrythmics, antibiotics, analgesic/anti-inflammatories, psychotherapeutics, vaccines, and gastro-intestinal products. Mr. Lokay holds a Masters of Business Administration with a concentration in Marketing from Krannert School of Management at Purdue University, and a Bachelor of Arts in Economics from Lafayette College.

         S. Leslie Misrock has been a director of the Company since August 1999. Mr. Misrock has been a Partner of the law firm of Pennie & Edmonds, a New York based intellectual property firm since 1964 and a Senior Partner since 1971. Mr. Misrock holds an SB degree in Chemistry from the Massachusetts Institute of Technology, an A.M. degree in Chemistry from Columbia University and an LLB degree from Fordham University. Mr. Misrock is a member of the Visiting Committees of the Departments of Biology and Chemistry at MIT, The Association for the Cure of Prostate Cancer (CaP CURE), the Board of Visitors at Fordham Law School, the Health Sciences Board of Columbia University's College of Physicians and Surgeons, and the National Prostate Cancer Coalition.

         All directors will hold office until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified. None of the Company's directors are related to any other director or to any executive officer of the Company.

         The Board of Directors recommends that stockholders vote FOR each of the nominees for the Board of Directors.

Committees and Meetings of the Board

         The Board of Directors currently consists of James A. Grigsby, who serves as Chairman of the Board, H. Joseph Reiser, John E. Bagalay, Stephan K. Carter, Robert F. Hendrickson, Kevin G. Lokay and S. Leslie Misrock. There were ten (10) meetings of the Board of Directors during 2000. Each incumbent director attended at least 75% of the aggregate of all meetings of the Board of Directors held during the period in which he served as a director and the total number of meetings held by the committee on which he served during the period, if applicable.

         There are currently three committees of the Board of Directors: the Compensation Committee, the Nominating Committee and the Audit and Finance Committee.

The Compensation Committee of the Board of Directors (the "Compensation Committee")

         The Compensation Committee currently consists of Robert F. Hendrickson, who serves as Chairman, Kevin G. Lokay and S. Leslie Misrock. The Compensation Committee was established in 1986 and held three (3) meetings in 2000. The primary responsibilities of the Compensation Committee include overseeing the administration of the Company's stock option plans, recommending compensation for executive officers and other key employees of the Company to the Board of Directors, and generally reviewing the Company's compensation policy.

The Nominating Committee of the Board of Directors (the "Nominating Committee")

         The Nominating Committee currently consists of James A. Grigsby, who serves as Chairman, and H. Joseph Reiser. The Nominating Committee was established in 1994 and held six (6) meetings in 2000. The primary responsibility of the Nominating Committee is investigating, recruiting and interviewing potential candidates for election to the Board of Directors. The Nominating Committee will consider nominees for the Board of Directors suggested by stockholders whose names are submitted in writing to the Nominating Committee in care of the office of the Corporate Secretary of the Company.

The  Audit and  Finance Committee  of  the  Board  of  Directors  (the "Audit
Committee")

         The Audit Committee currently consists of John E. Bagalay, Jr., who serves as Chairman, Robert F. Hendrickson and Stephen K. Carter. The Audit Committee was established in 1986 and held six (6) meetings in 2000. The primary responsibilities of the Audit Committee, as more fully set forth in the Audit Committee Charter adopted by the Company's Board of Directors on May 16, 2000 and attached hereto as Appendix A, include: (i) evaluating and recommending to the Board of Directors the engagement of the Company's independent auditors;
(ii) reviewing the results and scope of the audit and other services provided by the Company's independent auditors; and (iii) monitoring and consulting with the auditors and management regarding risk management, the adequacy of financial and accounting procedures and internal controls on a periodic basis. The Audit Committee also reviews and monitors the financial planning and financial structure of the Company to accommodate the operating requirements and strategic objectives.

         Recently, the Nasdaq Stock Market has adopted requirements relating to the independence of members of the audit committees of companies traded on that market. The audit committee members meet the requirements of that rule, except that members may not have been employees of the Company within the three prior years. Dr. Bagalay served at the request of the Board of Directors as interim Chief Executive Officer from January 1998 through August 1998, pending the recruitment of a permanent Chief Executive Officer, and was deemed to be an employee during this period. The new rules permit one member of an audit committee to remain on the committee even if the independence criteria are not met in certain circumstances. In accordance with these rules, the Board of

Directors determined that, given his financial expertise and judgment, and the brief period of time which he served as an employee upon the Board of Director's request, Dr. Bagalay's continued service on the Audit Committee is in the best interest of the Company and its stockholders.

         Except as noted above, each Audit Committee member is an independent member of the Board of Directors as defined in Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. As an independent director of the Board of Directors of the Company, each Audit Committee Member is not an officer or employee of the Company or its subsidiaries and does not have a relationship which, in the opinion of the Company's Board of Directors, would interfere with the exercise of independent judgement in carrying out the responsibilities of a director.

Report of the Audit Committee

March 15, 2001


To the Board of Directors of Cytogen Corporation:

         We have reviewed and discussed with management the Company's audited financial statements as of and for the year ended December 31, 2000.

         We have discussed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

         We have received and reviewed the written disclosures and the letter from the independent public accountants required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

         We have considered whether the non audit services provided by the independent public accountants are compatible with maintaining the public accountants' independence.

         Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

John E. Bagalay, Jr.
Audit Committee Chairman

Stephen K. Carter
Audit Committee Member

Robert F. Hendrickson
Audit Committee Member

Independent Public Accountants Fees and Other Matters

Audit Fees

         Arthur Andersen LLP billed the Company an aggregate of $95,500 in fees for professional services rendered in connection with the audit of the Company's financial statements for the most recent fiscal year and the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q during the fiscal year ended December 31, 2000.

Financial Information Systems Design and Implementation Fees

         Arthur Andersen LLP did not perform any professional services for the Company and its affiliates for the fiscal year ended December 31, 2000 in connection with financial information systems design or implementation, the operation of the Company's information system or the management of its local area network.

All Other Fees

         Arthur Andersen LLP billed the Company $128,425 for other services rendered for the most recent fiscal year.

Directors' Compensation

         Each non-employee Director of the Company is paid an annual retainer of $8,000, plus $1,000 for each Board meeting attended ($500 if participation is by telephone). Any non-employee Director who also chairs a Board committee receives an additional annual fee of $1,000. Non-employee Directors receive $250 for each committee meeting attended, but receive no additional retainer for committee membership. Members of the Nominating Committee do not receive any compensation for serving on that committee. The Chairman of the Board (who is not an employee of the Company) currently receives, based upon significant time spent on Company business, an additional annual retainer of $50,000. The additional retainer contemplates four days per month substantially given to Company business by the Chairman. An amount of $1,500 per day is paid to the Chairman for additional days in which the significant part of the day is devoted to Company matters. During 2000, the Chairman was paid his base annual retainer of $50,000 under this arrangement.

         Pursuant to the Director Plan, each non-employee Director receives an initial grant of options on the date of appointment equal to a pro-rata portion of 10,000 shares of the Company's Common Stock, based upon the number of months remaining from the date of election until the one year anniversary of the preceding annual meeting. In addition, on the day following each Cytogen Corporation Annual Meeting of Stockholders, each individual who is elected as a non-employee Director shall automatically be granted options to purchase 10,000 shares of the Company's Common Stock. The Chairman of the Board, unless the Compensation Committee determines otherwise, receives an additional grant of 15,000 options to purchase shares of the Company's Common Stock on the date of each annual meeting. Options granted under the Director Plan are exercisable at a price equal to the average of the high and low sale prices of the Common Stock as reported on the Nasdaq Stock Market on the date of grant, and vest in full (i.e., first become exercisable) at the first anniversary of the option grant date. Each director's outstanding options also become immediately exercisable in full: (i) upon the occurrence of a change of control of the Company; (ii) upon death or disability; or (iii) upon resignation or retirement after age 55. Options granted under the Director Plan are granted automatically and without the need for further action by the Company, the Board of Directors or the Company's stockholders.

         The Company has prepared an amendment to the Director Plan that: (A) increases the number of shares of Common Stock underlying automatic initial option grants under the Director Plan to new non-employee Directors from 10,000 to 20,000 shares; and (B) amends the Director Plan to provide, in certain circumstances, at the discretion of and after formal action by the Board of Directors, for the issuance of shares of Common Stock thereunder to Directors, in lieu of the cash component of Director compensation. See "Proposed Amendment to the 1999 Non-Employee Director Stock Option Plan."

                      EXECUTIVE OFFICERS AND KEY EMPLOYEES

         The current executive officers of the Company and their respective ages and positions with the Company are as follows:

                                                             Capacities In                       In Current
             Name                     Age                    Which Served                      Position Since
-------------------------------       ---        --------------------------------------        ---------------
H. Joseph Reiser, Ph.D.........        54        Director, President and Chief                   August 1998
                                                 Executive Officer

Lawrence R. Hoffman............        46        Vice President and Chief Financial              July 2000
                                                 Officer

Terry Novak....................        44        Vice President of Sales and Marketing           May 2000


Catherine M. Verna, Esq........        36        Vice President, General Counsel and             April 2000
                                                 Corporate Secretary

Michael J. Titus, Ph.D.........        45        Vice President of Operations                    January 2001

         Lawrence R. Hoffman joined the Company as Vice President and Chief Financial Officer in July 2000. He is responsible for all financial reporting and controls for the Company. Mr. Hoffman was previously Vice President and Chief Financial Officer of The Liposome Company from April 1998 to June 2000, which was acquired by Elan Corporation plc in May 2000. Prior to joining The Liposome Company, Mr. Hoffman was Vice President and Chief Financial Officer of IGI, Inc. From April 1988 through July 1997, Mr. Hoffman held various positions including Treasurer, Secretary and Acting Principal Financial Officer for Sybron Chemicals, Inc. Mr. Hoffman received a Bachelor of Science in Accounting from LaSalle University, a Juris Doctor from Temple University School of Law and an L.L.M. in Taxation from Villanova University.


         Terry Novak joined the Company as Vice President of Sales and Marketing, a newly created position, in May 2000. Mr. Novak was formerly employed with Boron LePore & Associates, a provider of marketing and sales services, from June 1999 to May 2000, where he was Senior Vice President and General Manager. Previously, he was Executive Vice President at Algos Pharmaceutical Corporation from March 1998 to June 1999, where he was responsible for all commercial operations. Additionally, Mr. Novak was Vice President of Sales and Marketing for Innovex, Inc., a division of Quintiles Transnational Corporation from October 1995 to March 1998 and spent 15 years in various sales and marketing positions at Bristol-Myers Squibb. He holds a Bachelor of Science in Biology from Muhlenberg College.

         Catherine M. Verna, Esq., joined the Company as Vice President, General Counsel and Secretary in April 2000. Previously, Ms. Verna was General Counsel and Chief Financial Officer of ONQuality.com from December 1999 to March 2000. From March 1998 to January 2000, she was Legal Counsel at Amersham Pharmacia Biotech, Inc., and from September 1997 to January 1998 she was a Consulting Attorney to SmithKline Beecham Pharmaceuticals. Additionally, Ms. Verna was a Senior Associate at Buchanan Ingersoll Professional Corporation from 1993 to 1997, a law firm, where she did work in mergers and acquisitions, corporate finance, and securities law with an emphasis on biotechnology companies. She holds a Bachelor of Business Administration, summa cum laude, from Temple University and Juris Doctor from the University of California Hastings College of Law. She is a member of American Bar Association and the Pennsylvania and New Jersey Bar Associations.

         Michael J. Titus, Ph.D., joined the Company in November 1999 as the Director of Regulatory Affairs and Quality Assurance and was promoted to Vice President of Operations in January 2001. Dr. Titus comes from Berwind Pharmaceutical Services, where he was Director of Quality Assurance for a contract manufacturing facility since November 1996. Dr. Titus has approximately 15 years experience in the industry, managing quality, regulatory and manufacturing functions for biotech and pharmaceutical firms and has extensive knowledge of monoclonal antibodies and recombinant protein development. Dr. Titus holds a Bachelor of Science in Biology from Muhlenberg College and a Ph.D. in Medical Microbiology from The Pennsylvania State University.

         The current key employees of AxCell BioSciences Corporation ("AxCell"), a subsidiary of the Company are as follows:

                                                             Capacities In                       In Current
             Name                     Age                    Which Served                      Position Since
-------------------------------       ---        ------------------------------------      ----------------------
John D. Rodwell, Ph.D..........        54        President and Chief Technical                   June 1999
                                                 Officer

Brian R. Bullard...............        37        Vice President and Chief Information            January 1999
                                                 Officer

         John D. Rodwell, Ph.D., President and Chief Technical Officer of AxCell, originally joined Cytogen Corporation in September 1981. He served as Director, Chemical Research, then as Vice President, Discovery Research from 1984 to 1989, as Vice President, Research and Development from 1989 to July 1996, and as Senior Vice President and Chief Scientific Officer from July 1996 through June 1999, at which time he assumed full time duties as Acting President and Chief Technical Officer of AxCell and subsequently became President of AxCell BioSciences. From 1980 to 1981, Dr. Rodwell was a Research Assistant Professor and, from 1976 to 1980, he was a postdoctoral fellow, both in the Department of Microbiology at the University of Pennsylvania School of Medicine, where he currently is an Adjunct Associate Professor in the Department of Microbiology. He holds a Bachelor of Arts in Chemistry from the University of Massachusetts, a Masters of Science in Organic Chemistry from Lowell Technological Institute and a Ph.D. in Biochemistry from the University of California at Los Angeles.

         Brian R. Bullard joined AxCell in January 1999 as Vice President and Chief Information Officer. Previously, since 1997, he was with Perkin-Elmer's life sciences divisions, PE Biosystems, where as Manager, Data Products, he was in charge of scientific and market evaluation of data in conjunction with Perkin-Elmer's bioinformatics software platform. Prior to that, from 1996 to 1997, Mr. Bullard was Director of Bioinformatics, Development at Gene Logic in Maryland, responsible for the biotechnology firm's information technology. Mr. Bullard has sixteen years of information technology experience and has held a number of other information technology positions with firms including Science and Technology Corporation, OptiMetrics, Inc. and The Physical Sciences Laboratory.

         None of the Company's or AxCell's executive officers or key employees is related to any other executive officer, key employee, or Director of the Company or AxCell. Executive officers of the Company are elected annually by the Board of Directors and serve until their successors are duly elected and qualified. Key employees of AxCell are elected annually by the Board of Directors of such subsidiary and serve until their successors are duly elected and qualified.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors, officers and stockholders who beneficially own more than 10% of any class of equity securities of the Company registered pursuant to Section 12 of the Exchange Act to file initial reports of ownership and reports of changes in ownership with respect to the Company's equity securities with the Securities and Exchange Commission (the "SEC"). All reporting persons are required by SEC regulation to furnish the Company with copies of all reports that such reporting persons file with the SEC pursuant to
Section 16(a).

         Based solely on the Company's review of the copies of such forms received by the Company and upon written representations of the Company's reporting persons received by the Company, except as described as follows, each such reporting person has filed all of their respective reports pursuant to
Section 16(a) on a timely basis.

         During the year ended December 31, 2000, Terry Novak, the Company's Vice President, Sales and Marketing, failed to timely file a Form 4 relating to his purchase of 2,000 shares of the Company's Common Stock on November 17, 2000, for which he filed a Form 4 on December 12, 2000. Additionally, Mr. Novak failed to timely file a Form 3 relating to his commencement of employment with the

Company on May 15, 2000, for which he filed a Form 3 on June 8, 2000. During the year ended December 31, 2000, Catherine M. Verna, Esq., the Company's Vice President, General Counsel and Secretary, failed to timely file a Form 3 relating to Ms. Verna's commencement of employment with the Company on April 25, 2000, for which she filed a Form 3 on June 8, 2000.

                             EXECUTIVE COMPENSATION

Summary of Compensation in Fiscal 2000, 1999 and 1998

         The following Summary Compensation Table sets forth information concerning compensation for services in all capacities awarded to, earned by or paid to each person who served as the Company's Chief Executive Officer at any time during 2000 and the four most highly compensated executive officers of the Company or AxCell other than the Chief Executive Officer who were serving at the end of 2000 and whose aggregate cash compensation exceeded $100,000 at the end of 2000 and one additional executive officer who would have been a named executive officer but for the fact that such person was not serving as an executive officer at the end of 2000 (collectively, the "Named Executives") during the years ended December 31, 2000, 1999 and 1998.


                                                      SUMMARY COMPENSATION TABLE

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Long-Term
                                                             Annual Compensation(1)                Compensation
                                               --------------------------------------------           Awards
                                                                                  Other             Securities
      Name and Principal                                                          Annual            Underlying          All Other
           Position               Year           Salary          Bonus        Compensation(2)         Options        Compensation(3)
                                                   ($)            ($)               ($)                 (#)                ($)
             (a)                   (b)             (c)            (d)               (e)                 (g)                (i)
------------------------------------------------------------------------------------------------------------------------------------
H. Joseph Reiser ..........       2000           299,038         84,000           216,927             100,000             5,959
     President and Chief          1999           275,000         80,000             --                   --               7,005
     Executive Officer            1998            89,903        150,000             --              2,500,000(4)            399
------------------------------------------------------------------------------------------------------------------------------------

John D. Rodwell............       2000           185,192          37,038            --                   --               5,471
      President and Chief         1999           182,654          14,400            --                   --               8,610
      Technical Officer of        1998           203,000            --              --                150,000             8,881
      AxCell
------------------------------------------------------------------------------------------------------------------------------------

Terry Novak(5).............       2000           113,269         42,654             --                175,000               110
      Vice President, Sales
      and Marketing
------------------------------------------------------------------------------------------------------------------------------------

Richard Krawiec(6).........       2000           134,616            --            179,870              50,000            14,807
      Vice President,
      Investor Relations and
      Corporate Communications
------------------------------------------------------------------------------------------------------------------------------------

Lawrence R. Hoffman(7).....       2000            90,673         40,000             --                550,000               129
      Vice President and
      Chief Financial Officer
------------------------------------------------------------------------------------------------------------------------------------

Nicholas Borys(8)..........       2000           165,000            --              --                 50,000             3,072
      Vice President, Medical
      Affairs



(1) Certain perquisites or personal benefits are not included herein because they did not exceed, in the case of each Named Executive, the lesser of either $50,000 or 10% of total annual salary and bonus reported for the Named Executives.

(2)  The amounts disclosed in this column consist of relocation expenses.

(3) The amounts disclosed in this column include amounts contributed or accrued by the Company in the respective fiscal years under the Company's Savings Plan, a defined contribution plan which consists of a 401(k) portion and a discretionary contribution portion. In fiscal year 2000, these amounts were as follows: on behalf of Dr. Reiser, $5,250; Dr. Rodwell, $5,100; Dr. Krawiec, $4,038; and Dr. Borys, $2,925. The amounts disclosed also include insurance premiums paid by the Company with respect to group term life insurance and with respect to fiscal year 2000, these amounts were as follows: on behalf of Dr. Reiser, $709; Dr. Rodwell, $371; Mr. Novak, $110; Dr. Krawiec, $239; Mr. Hoffman, $129; and Dr. Borys, $147. The amounts disclosed also include a severance payment made to Dr. Krawiec in 2001 of $10,769.

(4) Pursuant to Dr. Reiser's Employment Agreement, the Company granted to Dr. Reiser an option to purchase up to 2,250,000 shares of Common Stock at an exercise price of $1.0937 per share. The remaining vesting schedule of such options as of March 31, 2001 is as follows: (a) 900,000 options began to vest upon commencement of employment; (b) 1,125,000 options began to vest upon completion of certain performance objectives, to the satisfaction of the Board of Directors; and (c) 225,000 options will begin to vest upon the completion of additional performance objectives to the satisfaction of the Board of Directors.

(5) Mr. Novak joined the Company as Vice President, Sales and Marketing in May 2000. Amount of bonus includes: (a) a $20,000 sign-on bonus; and (b) a $22,654 year-end bonus, half of which was paid through the grant of 4,841 shares of Common Stock valued at $2.34 per share, the fair market value of the Common Stock as of December 29, 2000.

(6) Dr. Krawiec joined the Company as Vice President, Investor Relations and Corporate Communications in January 2000. Dr. Krawiec left the Company in January 2001.

(7) Mr. Hoffman joined the Company as Vice President and Chief Financial Officer in July 2000. Amount of bonus includes: a $40,000 year-end bonus, half of which was paid through the grant of 8,547 shares of Common Stock valued at $2.34 per share, the fair market value of the Common Stock as of December 29, 2000.

(8) Dr. Borys joined the Company as Vice President, Medical Affairs in January 2000. Dr. Borys left the Company in November 2000.

Option Grants in 2000

         The following table sets forth information concerning individual grants of stock options made during 2000 to each of the Named Executives.

                                               OPTION GRANTS IN LAST FISCAL YEAR

-----------------------------------------------------------------------------------------------------------------------
                                      Individual Grant

-----------------------------------------------------------------------------------------------------------------------
                                                                                                Potential Realizable
                                                  Percent of                                           Value at
                                   Number of        Total                                       Assumed Annual Rates
                                   Securities      Options                                             of Stock
                                   Underlying     Granted to                                   Price Appreciation for
                                    Options       Employees      Exercise or                        Option Term (3)
                                    Granted       in Fiscal      Base Price     Expiration   --------------------------
             Name                     (#)          Year(1)      ($/share)(2)       Date         5%($)         10%($)
              (a)                     (b)            (c)            (d)            (e)           (f)           (g)
-----------------------------------------------------------------------------------------------------------------------

H. Joseph Reiser.............        100,000          6.7            2.91        12/19/10       182,788       463,221

John D. Rodwell..............           --             --             --            --             --            --

Terry Novak..................         95,000          6.3            5.81        05/15/10       347,298       880,120
                                      80,000          5.3            2.91        12/19/10       146,231       370,577

Richard Krawiec(4)...........         50,000          3.3            2.84        04/03/01         7,110        14,220

Lawrence R. Hoffman..........        500,000         33.3           10.14        07/10/10     3,188,810     8,081,071
                                      50,000          3.3            2.91        12/19/10        91,394       231,611

Nicholas Borys(5)............         50,000          3.3            5.27        02/01/01        13,165        26,330
-----------

(1) Based on an aggregate of 1,500,500 options granted to employees in 2000, including options granted to Named Executives.

(2) The exercise price of all stock options granted during the last fiscal year is equal to the average of the high and low sale prices of the Common Stock as reported on the Nasdaq National Market on the respective dates the options were granted. Options granted to executive officers generally vest over three years at the rate of 33.3% per year beginning on the first anniversary of the date of grant, subject to acceleration under certain conditions. The maximum term of each option granted is ten years from the date of grant.

(3) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There is no assurance that the amounts reflected will be realized.

(4)      Dr. Krawiec left the Company in January 2001.


(5)      Dr. Borys left the Company in November 2000.

Aggregated Option Exercises in 2000 and Year End Option Values

         The following table sets forth information concerning each exercise of options during 2000 by each of the Named Executives and the year end value of unexercised in-the-money options.

                                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                         AND FISCAL YEAR END OPTION VALUES

-------------------------------------------------------------------------------------------------------------------------
                                                                               Number of                   Value of
                                                                         Securities Underlying           Unexercised
                                                                              Unexercised                In-the-Money
                                                                               Options at                 Options at
                                        Shares                                   Fiscal                     Fiscal
                                       Acquired                                Year-End                   Year-End(1)
                                          on             Value                    (#)                        ($)
                                       Exercise         Realized              Exercisable/               Exercisable/
             Name                        (#)               ($)               Unexercisable              Unexercisable
              (a)                        (b)               (c)                    (d)                        (e)
-------------------------------------------------------------------------------------------------------------------------

H. Joseph Reiser................        50,000          1,007,815         775,000 / 1,300,000        968,983 / 1,500,360

John D. Rodwell.................        25,000           407,425            343,100 / 66,400           29,325 / 19,550

Terry Novak.....................          --               --                 -- / 175,000                 -- / --

Richard Krawiec(2)..............          --               --                 -- / 50,000                  -- / --

Lawrence R. Hoffman.............          --               --                 -- / 550,000                 -- / --

Nicholas Borys(3)...............          --               --                   -- / --                    -- / --
----------

(1) The dollar values in this column were calculated by determining the difference between the fair market value of the Common Stock underlying the options at fiscal year end of $2.344 per share, and the exercise price of the options.

(2)      Dr. Krawiec left the Company in January 2001.


(3)      Dr. Borys left the Company in November 2000.


Employment   Contracts,   Termination   of  Employment   and   Change-in-Control
Arrangements

         The Company has executed indemnification agreements with each of its executive officers and directors pursuant to which the Company has agreed to indemnify such parties to the full extent permitted by law, subject to certain exceptions, if any such party becomes subject to an action because such party is a director, officer, employee, agent or fiduciary of the Company. In general, the Company's employees are covered by confidentiality agreements.

         The Company entered into an employment agreement with H. Joseph Reiser, Ph.D., the Company's President and Chief Executive Officer, which provides for bonuses and vesting of options for the purchase of shares of Common Stock based on continued employment and on the achievement of performance objectives defined by the Board of Directors. Dr. Reiser is also entitled to one year's severance pay equal to his base salary, along with medical and insurance benefits for the same period, if he is dismissed for reasons other than cause.

Compensation Committee Interlocks And Insider Participation

         During 2000, the Company's  Compensation  Committee consisted of Robert
F. Hendrickson, who served as Chairman, and S. Leslie Misrock. Kevin G. Lokay joined the Compensation Committee in 2001. There are no, and during 2000 there were no, Compensation Committee interlocks. In June 1999, the Company entered into an agreement with S. Leslie Misrock, and others, to reacquire rights for immunotherapy to its PSMA technology by acquiring Prostagen, Inc., of which Mr. Misrock was a principal holder. Mr. Misrock was elected to the Board of Directors of the Company in August 1999. In connection with the acquisition, Mr. Misrock received shares of the Company's Common Stock. The Company may also issue additional shares upon completion of certain objectives, including up to 450,000 shares of the Company's Common Stock upon the satisfactory termination of lease obligations assumed in the acquisition; up to 500,000 shares of Common Stock upon beneficial resolution of other contractual arrangements entered into by Prostagen; and up to an additional $4.0 million in shares of the Company's Common Stock (calculated at the time of issuance) if certain milestones are achieved in development of the PSMA technology. Mr. Misrock would receive a portion of these shares.

         In addition, Mr. Misrock is a senior partner at Pennie and Edmonds, a New York based intellectual property law firm that represents the Company on certain intellectual property matters.

Performance Graph

         The following graph compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index (capitalization weighted) for a five year period (January 1, 1996 through December 31, 2000).

                 COMPARISON OF CUMULATIVE TOTAL RETURN(1)(2)(3)

              Among the Company, the Nasdaq Composite Index and the
                           Nasdaq Pharmaceutical Index
                            (Capitalization Weighted)


                           [LINE GRAPH APPEARS HERE]



                  Base
                 Period
 Company/        January      December     December    December     December    December
Index Name       1, 1996        1996         1997        1998         1999        2000
-----------      -------      --------     -------     -------      -------     -------
   CYTO            $100       $104.76      $ 30.95     $ 16.07      $ 33.33     $ 30.12
  NASDAQ           $100       $123.05      $150.70     $212.52      $394.94     $237.63
NASDAQ PHAR        $100       $100.31      $103.66     $131.96      $248.03     $308.51
-----------


(1) Graph assumes $100 invested on January 1, 1996 in the Company's Common Stock, the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index (capitalization weighted).

(2)      Total return assumes reinvestment of dividends.

(3)      Year ended December 31.

Report of the Compensation Committee of the Board of Directors

Policy

         The Compensation Committee of the Board of Directors (the "Compensation Committee") is responsible for oversight of the Company's executive compensation program. The Compensation Committee is composed entirely of independent, non-employee directors. The Compensation Committee makes recommendations to the full Board of Directors on compensation policy and as to specific compensation actions, except where independent action by the Compensation Committee is appropriate.

         The Company's compensation program, both for its executive officers as well as for all employees, is based on the philosophy that the interests of the employees should be closely aligned with those of the Company's stockholders. The 2000 executive compensation program was based on the following principles:

          - compensation opportunities should attract the best talent to the Company, motivate individuals to perform at their highest levels, reward outstanding achievement, and retain the leadership and skills necessary for building long-term stockholder value;

          -    a portion of total compensation should be at risk of performance;
               and

          - individual executives should be encouraged to manage from the perspective of owners of the Company.

         The Company's 2000 compensation program reflected the Compensation Committee's assessment as to appropriate treatment on an individual basis for the Chief Executive Officer and the other Named Executives compared to the prior year levels. The Company targets its overall compensation program at the median level of the biotechnology industry. In addition, compensation for the Named Executives (and other executives), including the Chief Executive Officer, took into account individual responsibility and performance as assessed by the Compensation Committee.

         The compensation program includes a combination of competitive base salary and benefits, annual cash bonus opportunities and stock option awards. The 2000 executive compensation program and a specific discussion as to the compensation of the Chief Executive Officer are set out below.

Annual Compensation for 2000

         Generally,   annual   compensation  of  executive  officers  under  the
executive   compensation   program  for  2000  consisted  of  salary  and  bonus
components.

Base Salary

         In  December   1999,   the   Compensation   Committee   determined  for
recommendation to the full Board of Directors, base salaries and annual incentive opportunities for 2000 for its executives, including the Chief Executive Officer and the other Named Executives.

Bonus

         A portion of 2000 executive officer annual compensation opportunity was based on corporate performance. The Compensation Committee believes that incentive compensation should be linked to corporate financial results and corporate goals. Bonus opportunity levels for 2000 performance were set in advance of the year at a percentage of base salary, with the total amount of the bonus opportunity dependent on the extent to which corporate objectives were achieved and the amount of cash available as determined by the Compensation Committee. At year-end, the Compensation Committee determined the extent to which the financial and corporate objectives of the Company had been achieved and applied the appropriate bonus percentage to the respective base salary of each of the Named Executives. The amounts approved on the Compensation Committee's recommendations were less than target amounts. The Company issued to each of Mr. Novak and Mr. Hoffman, 4,841 and 8,547 registered shares of Common Stock, respectively, as part of each such individual's 2000 bonus compensation.

Long Term Compensation - Stock Options

         The Compensation Committee believes that stock options are an appropriate means to link its employees' interests with those of the Company's stockholders. Stock option awards are designed primarily to provide strong incentives for superior longer-term performance and continued retention by the Company. Because the Compensation Committee believes that corporate performance is one of the principal factors influencing the market value of the Company's Common Stock, the granting of stock options to executive officers encourages them to work to achieve consistent improvements in corporate performance. Options only have value to the recipient when the price of the Company's Common Stock exceeds the exercise price, which is not less than the fair market value of the Common Stock at the date of grant.

         Option grants are set taking into account the comparison of practices at peer groups, an individual's level of responsibility and furtherance of corporate objectives, and the amount and terms of past stock option awards. The Compensation Committee also took into account in its review of option grants the fact that the Company has no other long term incentive program, and believes that options are important to retain executives and promote steps to build long term value.

Compensation of the Chief Executive Officer

         Dr. Reiser's salary for 2000 was set on the recommendation of the Compensation Committee and was believed to be an appropriate level of base compensation in view of compensation levels paid by the industry, in view of Dr. Reiser's experience, and considering the continuing accomplishments of the Company under his leadership during the year. The year end bonus in the amount of $84,000 was based on the Compensation Committee's judgment as to achievement of his objectives compared to a target amount set by the Compensation Committee in advance of the year.

Federal Income Tax Considerations

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally disallows a federal income tax deduction to public companies for certain compensation over $1 million paid to its chief executive officer and four other most highly compensated executive officers. Certain compensation, including compensation based on performance, is not subject to this limit if certain conditions are met, primarily, that the compensation is based on objective performance criteria approved by the stockholders. The compensation payments must also be made pursuant to a plan administered by a committee of outside directors. The Compensation Committee must certify that the performance goals were achieved before payments can be awarded.

         The Compensation Committee believes that its executive compensation program is consistent with the requirements of Section 162(m) of the Code. The Company's regular stock option plans under which options may be granted to executive officers have been approved by the stockholders and the Company believes such plans should qualify for the exclusion from the deduction limits. Base salary, annual bonuses and certain other compensation amounts disclosed in the summary compensation table do not qualify for the exclusion from the $1 million limit but such amounts of compensation are not expected to exceed the deduction limits. The Compensation Committee will consider appropriate steps in the future, including stockholder approval, to maintain deductions for its incentive compensation plans to the greatest extent practical while maintaining flexibility to take actions which it deems in the best interests of the Company and its stockholders but which may result in certain compensation not qualifying for tax deductions.

         The Compensation Committee believes that performance should be rewarded, that the financial interests of the executive officers should be aligned with the stockholders, and that compensation should be competitive. We have structured compensation at the Company to meet these criteria.

                                    * * * * *

         The foregoing report on compensation is provided by the following outside directors, who constituted the Compensation Committee during 2000. Kevin
G. Lokay joined the Compensation Committee in 2001 and therefore, did not participate in the preparation of this report.

                                  Robert F. Hendrickson, Chairman
                                  S. Leslie Misrock, Member

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         There were, as of April 2, 2001, approximately 4,319 holders of record and approximately 54,054 beneficial holders of the Company's Common Stock. The following table sets forth certain information, as of April 2, 2001, with respect to holdings of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the total number of shares of the Common Stock outstanding as of such date, based upon currently available Schedules 13D and 13G filed with the SEC, (ii) each of the Company's directors (which includes all nominees) and Named Executives, and (iii) all directors and executive officers as a group.

                                                                   Amount and Nature of
        Name and Address of Beneficial Owner(1)                   Beneficial Ownership(1)     Percent of Class(2)
------------------------------------------------------           ------------------------     -------------------

(ii) Directors (which includes all nominees) and Named
     Executives:

     John E. Bagalay, Jr...............................                  151,800(3)                    *

     Stephen K. Carter.................................                   23,200(3)                    *

     James A. Grigsby..................................                  174,983(3)                    *

     Robert F. Hendrickson.............................                   51,200(3)                    *

     Kevin G. Lokay....................................                        0(3)                    *

     S. Leslie Misrock.................................                  748,333(3)                    *

     H. Joseph Reiser..................................                1,084,674(3)                    1.4%

     Nicholas Borys....................................                        0(3)                    *

     Lawrence R. Hoffman...............................                    8,547(3)(4)                 *

     Richard Krawiec...................................                        0(3)                    *

     Terry Novak.......................................                   38,509(3)(4)                 *

     John D. Rodwell...................................                  461,014(3)(4)                 *

(iii)All directors and executive officers as a
     group (14 persons)................................                2,774,337(3)(4)                 3.5%
----------

* Indicates amount is less than 1%.

(1) Except as set forth in the footnotes to this table and subject to applicable community property law, the persons and entities named in the table have sole voting and investment power with respect to all shares.

(2) Percent of class for each person and all executive officers and directors as a group is based on 77,406,032 shares of Common Stock outstanding on April 2, 2001 and includes shares subject to options held by the individual or the group, as applicable, which are exercisable or become exercisable within 60 days following such date.

(3) Includes shares of Common Stock which the following persons have the right to acquire upon the exercise of stock options, within 60 days of April 2, 2001, as follows: Dr. Bagalay: 140,800; Dr. Carter: 20,200; Mr. Grigsby:
     95,533;  Mr.  Hendrickson:   41,200;  Mr.  Misrock:   28,333;  Dr.  Reiser:
     1,075,000; Mr. Hoffman: 0; Mr. Novak: 31,668; and Dr. Rodwell: 393,100.

(4) Includes shares of Common Stock awarded under the 2000 Bonus Program which were issued April 6, 2001.

Certain Relationships and Related Transactions

         The members of the Compensation Committee during 2000 were Robert F. Hendrickson (Chairman) and S. Leslie Misrock. Neither of these gentlemen were officers or employees of the Company while serving on the Compensation Committee. For Related Transactions information relating to Mr. Misrock, please see "Executive Compensation - Compensation Committee Interlocks and Insider Participation."

     PROPOSED AMENDMENT TO THE 1999 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

General

         On April 1, 1999, the Board of Directors approved and, on June 16, 1999, the stockholders adopted, the 1999 Non-Employee Director Stock Option Plan (the "Director Plan"). The Director Plan currently provides for the grant of options to purchase a maximum of 500,000 shares of the Company's Common Stock to non-employee directors of the Company, of whom there are six.

         The following is a summary description of the Director Plan as it currently exists without giving effect to the proposed amendment. The full text of the Director Plan may be obtained by the Company's stockholders upon request to the Office of the Corporate Secretary of the Company.

         Currently, each person who first becomes a Director of the Company and who is not also an employee or officer of the Company, has been or shall be granted, on the date on which he or she became or will become a Director, whichever is later, an option to purchase 10,000 shares of Common Stock, or a pro-rata portion thereof, based upon the number of full months remaining from the date of election until the one year anniversary month of the preceding annual meeting. In addition, each eligible director who is re-elected, shall be granted an option to purchase 10,000 shares of Common Stock, and the Chairman of the Board of Directors, unless the Compensation Committee determines otherwise, shall be granted options to purchase 15,000 shares of Common Stock. All such options shall have an exercise price per share equal to the then fair market value of the shares. The term of each option will be for a period of ten years from the date of grant, unless sooner terminated in accordance with the Director Plan.

         Options may not be transferred except by will or by the laws of descent and distribution and are exercisable to the extent vested at any time prior to the scheduled expiration date of the option. The Director Plan terminates on the earlier of June 16, 2009 or at such time as all shares of Common Stock currently or hereafter reserved for issuance shall have been issued, unless sooner terminated by the Board of Directors.

         In the event that the Company's Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of options granted under the Director Plan shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend. In the event that the Company is to be consolidated with or acquired by another entity in a merger, sale of all or substantially all of the Company's assets or otherwise, each option granted under the Director Plan which is outstanding but unvested as of the effective date of such event shall become fully exercisable.

         The Director Plan may be amended or discontinued at any time by the Board of Directors without stockholder approval, but no amendment may be made without stockholder approval which would, among other things, (i) increase the maximum number of shares for which options may be granted under the Director Plan, (ii) materially modify the requirements as to eligibility to participate in the Director Plan, or (iii) materially increase benefits accruing to option holders under the Director Plan. No amendment will affect any option previously granted without the consent of the grantee.

Federal Income Tax Treatment

         The following discussion is based upon federal tax laws and regulations in effect on the date of this Proxy Statement, which are subject to change, and upon an interpretation of the relevant sections of the Code, their legislative histories and the income tax regulations which interpret similar provisions of the Code. Furthermore, the foregoing is only a general discussion of the federal income tax aspects of the Director Plan and does not purport to be a complete description of all federal income tax aspects of the Director Plan. Optionees may also be subject to state and local taxes in connection with the grant or exercise of options granted under the Director Plan and the sale or other disposition of shares acquired upon exercise of the options. Each optionee receiving a grant of options should consult with his or her personal tax advisor regarding federal, state and local and foreign tax consequences of participating in the Director Plan.

         The options to be issued under the Director Plan will be designated as non-qualified stock options ("NQSOs") which receive no special tax treatment, but are taxed pursuant to Section 83 of the Code. Under the provisions of that Section, if an option is granted in connection with the performance of services and has a "readily ascertainable fair market value" at the time of the grant, the optionee will be deemed to have received compensation income in the year of grant in an amount equal to the excess of the fair market value of the option at the time of grant over the amount, if any, paid by the optionee for the option. However, a NQSO generally has "readily ascertainable fair market value" only when the option is actively traded on an established market and when certain stringent Code requirements are met.

         If the option does not have a readily ascertainable fair market value at the time of the grant, the option is not included as compensation income at that time. Rather, the optionee realizes ordinary compensation income only when the option is exercised and the optionee has become substantially vested in the shares transferred. The shares are considered to be substantially vested when they are either transferable or not subject to a substantial risk of forfeiture. The amount of ordinary compensation income realized is equal to the excess of the fair market value of the shares at the time the shares become substantially vested over the sum of the exercise price plus the amount, if any, paid by the optionee for the option.

         If a NQSO is exercised through payment of the exercise price by the delivery of Common Stock, to the extent that the number of shares received by the optionee exceeds the number of shares surrendered, ordinary compensation income will be realized by the optionee at that time equal to the difference between the fair market value of such excess shares and the tax basis of such excess shares. The Company is generally entitled to a tax deduction with respect to any ordinary compensation income recognized by a participant under the Director Plan. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

         Once a NQSO is subject to tax as ordinary compensation income, it is treated as an investment option or investment shares and becomes subject to the investment property rules. No gain or loss arises from the exercise of an option that was taxed at the time of grant. When the optionee disposes of the shares acquired pursuant to a NQSO, whether taxed at the time of grant or exercise, or some other terms, the optionee will recognize capital gain or loss equal to the difference between the amount received for the shares and the optionee's basis in the shares.

         Generally, the optionee's basis in the shares will be the exercise price plus the optionee's basis in the option. The optionee's basis in the option is equal to the sum of the compensation income realized at the time of grant or exercise, whichever is applicable, and the amount, if any, paid by the optionee for the option. In the compensatory option context, optionees normally pay nothing for the grant of the option so the basis in the option will usually be the amount of ordinary compensation income realized at the time of grant or exercise. Thus, the optionee's basis in the shares will generally be equal to the exercise price of the option plus the amount of ordinary compensation income realized by the optionee. The capital gain or loss will be short-term if the shares are disposed of within one year after the option is exercised, and long-term if the shares are disposed of more than one year after the option is exercised.

         If a NQSO is taxed at the time of grant and expires or lapses without being exercised, it is treated in the same manner as the lapse of an investment option. The lapse is deemed to be a sale or exchange of the option on the day the option expires or lapses and the amount of income realized by the optionee is zero. The optionee recognizes a capital loss in the amount of the optionee's basis (ordinary compensation income realized at the time of the grant plus the amount, if any, paid by the optionee for the option) in the option at the time of the lapse. This capital loss is short-term or long-term, depending on the optionee's holding period in the option.

         If a NQSO is not taxed at the time of grant and expires or lapses without being exercised, the optionee will have no federal income tax consequences unless the optionee paid for the option. In such case, the optionee would recognize a capital loss in the amount of the price paid by the optionee for the option. This capital loss is short-term or long-term, depending on the optionees holding period in the option.

Previously Granted Options

         As of April 2, 2001, the Company had granted options to purchase an aggregate of 175,666 shares of Common Stock (net of cancellations) under the Director Plan at a weighted average exercise price of $3.38 per share. As of April 2, 2001, 116,333 options to purchase shares were vested and no options to purchase shares had been exercised under the Director Plan. The following table sets forth information as of April 2, 2001 concerning options granted under the Director Plan to (i) the Named Executives(1); (ii) all current executive officers as a group(1); (iii) all current Directors who are not executive officers as a group; (iv) each nominee for election as a Director; (v) each associate of any of such Directors, executive officers or nominees; (vi) each person who has received or is to receive 5% of such options or rights; and (vii) all employees, including all current officers who are not executive officers, as a group(1):

                                            Options Granted
                                                through           Weighted Average
              Name                           April 2, 2001         Exercise Price        Expiration Date
---------------------------------           ---------------       ----------------       ---------------
James A. Grigsby.................                61,000                 $3.31                6/16/09

John E. Bagalay..................                31,000                 $3.21                6/16/09

Stephen K. Carter................                31,000                 $3.21                6/16/09

Robert F. Hendrickson............                31,000                 $3.21                6/16/09

S. Leslie Misrock................                18,333                 $3.97                8/11/09

Kevin G. Lokay...................                 3,333                 $6.12                1/17/11

H. Joseph Reiser, Ph.D...........                     0                     0                   --

All current directors who are
   not executive officers as a
   group (6 persons).............               175,666                 $3.38                6/16/09
----------

(1) Participation in the Director Plan is limited to non-employee Directors of the Company, therefore Named Executives, executive officers and employees of the Company are not eligible to participate.

(2) As an executive officer, Mr. Reiser is not eligible to participate in the Director Plan.

         As of April 2, 2001, the market value of the Common Stock underlying the Director Plan was $2.98 per share.

Proposed Amendment

         Stockholders are being asked to consider and vote upon the amendment of the Director Plan: (A) to increase, from 10,000 to 20,000, the number of options awarded to a new eligible director upon his or her election to the Board of Directors; and (B) to provide, in certain circumstances at the discretion of and after formal action by the Board of Directors, for the issuance of shares of Common Stock to the Directors in lieu of the cash component of Director compensation.

         Under the proposal, the number of shares of Common Stock underlying automatic initial option grants to new non-employee Directors under the Director Plan is increased from 10,000 to 20,000 shares.

         Also under the proposal, Director's cash compensation, including but not limited to a Director's service fee, Board attendance fees, committee attendance fees and fees payable for committees chaired, which fees are currently paid in cash, may be paid in shares of Common Stock, in whole or in part, at the discretion of and after formal action by the Board of Directors. Such shares of Common Stock, if any, would be issued under the Director Plan. The number of shares so issued would be based upon the fair market value of the Common Stock at the time of each such issuance. All issued shares would bear a lock-up legend prohibiting transfer for a one year period of time beginning from the date of issuance. In the event the Board of Directors elects to exercise its discretion to grant Common Stock in lieu of cash fees as provided for by the proposed amendment, and takes formal action related thereto, the payment of shares in lieu of such cash fees would cease, at an individual Director's option, if either (i) such Director owns 20,000 shares of the Company's Common Stock, excluding all options or other rights to acquire shares of the Company's Common Stock; or (ii) if fewer than 20,000 shares of Common Stock are owned by a Director, such smaller number of shares shall have a fair market value of in excess of one hundred thousand dollars ($100,000), excluding the value, if any, of options to purchase Common Stock, whether exercisable or unexercisable, or other right to acquire Common Stock of the Company.

         The Board of Directors believes that the Director Plan, as amended, would provide important inducements to recruit and retain the best available Board members. The Board of Directors believes that providing directors with an opportunity to invest in the Company rewards them appropriately for their efforts on behalf of the Company.

         The Board of Directors recommends a vote FOR the approval of the Director Plan Amendment.

             PROPOSED AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

General

         The Board of Directors adopted the Employee Stock Purchase Plan (the "ESPP") in April 1997 and the stockholders of the Company approved the ESPP at the Company's 1997 Annual Meeting of Stockholders. The purpose of the ESPP is to assist the Company in attracting and retaining employees by offering them a greater stake in the Company's success and a closer identity with it, and to encourage ownership of the Company's stock by employees. The ESPP accomplishes these goals by allowing eligible employees of the Company and its subsidiaries an ongoing opportunity to purchase the Company's Common Stock through payroll deduction at a discounted price. The maximum number of shares of the Company's Common Stock available for purchase under the ESPP is 500,000, which may be subject to adjustment for stock splits, stock dividends and the like.

         The following is a summary description of the ESPP as it exists currently without giving effect to the proposed amendment. The full text of the ESPP may be obtained by the Company's stockholders upon request to the Office of the Corporate Secretary of the Company.

         Eligibility

         Currently, employees of the Company and its subsidiaries whose customary employment is at least twenty (20) hours per week or at least five (5) months per year are currently eligible to participate in the ESPP after they have completed 12 consecutive months of employment. Currently, there are approximately 33 employees currently eligible for participation in the ESPP. Participation in the ESPP automatically terminates upon an employee's ceasing to be an employee of the Company or one of its subsidiaries.

         Participant Contributions

         An eligible employee participates in the ESPP by electing to make after-tax payroll contributions in an amount equal to not less than one percent (1%) and not more than ten percent (10%) of his or her base compensation. A participant's payroll contributions to the ESPP are allocated to a bookkeeping account ("Account") and used to purchase Common Stock on a quarterly basis.

         Because the number of shares of Common Stock purchased by an eligible employee is dependent upon the amount such employee contributes to the ESPP, it is not possible to determine the number of shares of Common Stock that will be acquired under the ESPP by any one employee or group of employees.

         Purchase of Common Stock

         The ESPP permits participants to purchase Common Stock at a fifteen percent (15%) discount from the applicable closing price of the Common Stock (as described below). The ESPP operates on a quarterly basis ("Offering Periods"). Contributions allocated to a participant's Account during an Offering Period are used to buy shares of Common Stock on the last day of such Offering Period. The purchase price of a share of Common Stock under the ESPP will be the lesser of:

         Eighty-five percent (85%) of the closing price of the Common Stock on the Nasdaq National Market on the last business day of the Offering Period; or

         Eighty-five percent (85%) of the closing price of the Common Stock on the Nasdaq National Market on the first business day of the Offering Period.

         Each participant is deemed to legally own all shares of Common Stock allocated to his or her Account and is entitled to exercise all of the rights associated with ownership of the shares, including voting, tendering and receiving dividends on, such Common Stock.

         The Company may acquire Common Stock for use under the ESPP from authorized but unissued shares, treasury shares, in the open market or in privately negotiated transactions. The Company pays all expenses incident to the operation of the ESPP, including the costs of recordkeeping, accounting and legal fees and the cost of delivery of stock certificates to participants.

         Administration

         An individual or committee, designated by the Board of Directors (the "Administrator"), has exclusive authority to administer the ESPP. The Administrator is responsible for interpreting the provisions of the ESPP and making all determinations necessary for the administration of the ESPP.

         Amendment and Termination

         The Board of Directors has authority to amend the ESPP at any time. However, the approval of the Company's stockholders currently is required to:
(i) increase the maximum number of shares available for purchase under the ESPP;
(ii)  cause the ESPP to fail the  requirements  of Section  423 of the Code;  or
(iii) modify the ESPP's eligibility.

         The Board of Directors also has authority to terminate the ESPP at any time. In any event, if not earlier terminated by the Board of Directors, the ESPP will automatically terminate when the participants have purchased all of the shares of Common Stock available under the ESPP.

         Federal Income Tax Treatment

         The following is a summary of the United States federal income tax consequences that generally will arise with respect to purchases made under the ESPP and with respect to the sale of Common Stock acquired under the ESPP.

         In general, a participant will not recognize taxable income upon enrolling in the ESPP or upon purchasing shares of Common Stock at the end of an offering. Instead, if a participant sells Common Stock acquired under the ESPP at a sale price that exceeds the price at which the participant purchased the Common Stock, then the participant will recognize taxable income in an amount equal to the excess of the sale price of the Common Stock over the price at which the participant purchased the Common Stock. A portion of that taxable income will be ordinary income, and a portion may be capital gain.

         If the participant sells the Common Stock more than one year after acquiring it and more than two years after the date on which the offering commenced, then the participant will be taxed as follows. If the sale price of the Common Stock is higher than the price at which the participant purchased the Common Stock, then the participant will recognize ordinary compensation income in an amount equal to the lesser of:

         (i) fifteen percent of the fair market value of the Common Stock on the date the offering commenced; and

         (ii) the excess of the sale price of the Common Stock over the price at which the participant purchased the Common Stock.

Any further income will be long-term capital gain. If the sale price of the Common Stock is less than the price at which the participant purchased the Common Stock, then the participant will recognize long-term capital loss in an amount equal to the excess of the price at which the participant purchased the Common Stock over the sale price of the Common Stock.

         If the participant sells the Common Stock within one year after acquiring it or within two years after the date the offering commenced (a "Disqualifying Disposition"), then the participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the price at which the participant purchased the Common Stock. The participant will also recognize capital gain in an amount equal to the excess of the sale price of the Common Stock over the fair market value of the Common Stock on the date that it was purchased, or capital loss in an amount equal to the excess of the fair market value of the Common Stock on the date that it was purchased over the sale price of the Common Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the Common Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant has held the Common Stock for a shorter period.

         The offering of Common Stock under the ESPP has no tax consequences to the Company. Moreover, in general, neither the purchase nor the sale of Common Stock acquired under the ESPP will have any tax consequences to the Company except that the Company will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a participant upon making a Disqualifying Disposition. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

         ESPP Participation

         As of April 2, 2001, the employees of the Company have purchased an aggregate of 131,634 shares of Common Stock under the ESPP at an average price of $1.38 per share. As of April 2, 2001, 368,366 shares of Common Stock remained available for purchase under the terms of the ESPP. The following table sets forth the shares of Common Stock purchased under the ESPP by (i) the Named Executives; (ii) all current executive officers as a group; (iii) all current Directors who are not executive officers as a group(1); (iv) each nominee for election as a Director(2); (v) each associate of any of such Directors, executive officers or nominees; (vi) each person who has received or is to receive 5% of such options or rights; and (vii) all employees, including all current officers who are not executive officers, as a group:

                                                         Shares Purchased
                                                              through              Weighted Average
                     Name                                  April 2, 2001            Purchase Price
---------------------------------------------            ----------------          ----------------
H. Joseph Reiser, Ph.D(2)....................                  4,674                     $2.20

John D. Rodwell..............................                    0                         $0

Lawrence R. Hoffman(3).......................                    0                         $0

Richard Krawiec..............................                    0                         $0

Terry Novak(3)...............................                    0                         $0

Nicholas Borys...............................                    0                         $0

All current executive officers as a group
  (6 persons)................................                  4,674                     $2.20

All employees, including all current
  officers who are not executive officers,
  as a group (75 persons)...................                 126,960                     $1.35

        As of April 2, 2001, the market value of the Common Stock available for issuance under the ESPP was $2.98 per share.

-----------

(1)  Participation  in the ESPP is limited to employees  of the  Company,  under
     terms  and  conditions  as  set  forth  therein.  Therefore,   non-employee
     Directors of the Company are not eligible to participate.

(2) Other than H. Joseph Reiser, the Company's nominees for election as Directors are not eligible to participate in the ESPP.

(3) Not eligible to participate in the ESPP pursuant to its current terms and conditions as set forth therein.

         Proposed Amendment

         Stockholders are being asked to consider and vote upon a proposed amendment to the Company's ESPP to: (A) decrease, from one year to six months, the term of service required to be eligible to participate therein; and (B) to delete the current plan requirement for stockholder approval of any modification of the ESPP with respect to eligibility for participation in the ESPP. Such amendment would allow employees to begin benefiting from the ESPP after six months of employment with the Company and would provide the Company with additional flexibility in tailoring its benefit plans to attract and retain employees.

         Upon approval of the proposal to decrease, from one year to six months, the term of service required to be eligible to participate in the ESPP, there will be approximately 74 employees eligible to participate therein.

         The Board of Directors believes that the ESPP, as amended, would provide an important inducement to recruit and retain the best available personnel. The Board of Directors believes that providing employees with an opportunity to invest in the Company rewards them appropriately for their efforts on behalf of the Company.

         The Board of Directors recommends a vote FOR the approval of the ESPP Amendment.

                      AVAILABILITY OF INDEPENDENT AUDITORS

         The Company has selected Arthur Andersen LLP as its independent auditors for the year ended December 31, 2001. Arthur Andersen LLP also served as independent auditors for 2000. One or more representatives of Arthur Andersen LLP is expected to attend the Meeting and have an opportunity to make a statement and respond to appropriate questions from stockholders.

                             STOCKHOLDERS' PROPOSALS

         Stockholders who intend to have a proposal considered for inclusion in the Company's proxy materials for presentation at the Company's 2002 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to the Company at its offices at 600 College Road East, CN 5308, Princeton, New Jersey, 08540, attention Catherine M. Verna, Esq., not later than January 9, 2002.

         Stockholders who intend to present a proposal at such meeting without inclusion of such proposal in the Company's proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advanced notice of such proposal to the Company at the aforementioned address not later than March 25, 2002.

         If the Company does not receive notice of a stockholder proposal within this timeframe, the Company's management will use its discretionary authority to vote the shares it represents, as the Board of Directors of the Company may recommend. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these other applicable requirements.

                                  OTHER MATTERS

         The Board of Directors is not aware of any matter to be presented for action at the Meeting other than the matters referred to above and does not intend to bring any other matters before the Meeting. However, if other matters should come before the Meeting, it is intended that holders of the proxies will vote thereon in their discretion.

                                     GENERAL

         The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company, whose notice of meeting is attached to this Proxy
Statement, and the entire cost of such solicitation will be borne by the Company.

         In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and other employees of the Company who will not be specially compensated for these services. The Company will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. The Company will reimburse such persons for their reasonable expenses in connection therewith.

         Certain information contained in this Proxy Statement relating to the occupations and security holdings of directors and officers of the Company is based upon information received from the individual directors and officers.

         CYTOGEN CORPORATION WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS BUT NOT INCLUDING EXHIBITS, TO EACH OF ITS STOCKHOLDERS OF RECORD ON APRIL 23, 2001, AND TO EACH BENEFICIAL STOCKHOLDER ON THAT DATE UPON WRITTEN REQUEST MADE TO MS. CATHERINE M. VERNA, ESQ., SECRETARY, CYTOGEN CORPORATION, 600 COLLEGE ROAD EAST, CN 5308, PRINCETON, NEW JERSEY 08540. A REASONABLE FEE WILL BE CHARGED FOR COPIES OF REQUESTED EXHIBITS.

         PLEASE  DATE,   SIGN  AND  RETURN  THE  PROXY  CARD  AT  YOUR  EARLIEST
CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

                                          By Order of the Board of Directors

Princeton, New Jersey                     Catherine M. Verna, Esq.,
May 9, 2001                               Secretary

                                   APPENDIX A

                             AUDIT COMMITTEE CHARTER

                               CYTOGEN Corporation

                               Board of Directors
                       Audit and Finance Committee Charter

Purpose

         The Audit and Finance Committee's responsibility is, in connection with the auditing function, to assist the full Board of Directors in the oversight responsibilities related to the integrity of financial reporting and business conduct and the adequacy and effectiveness of internal controls and accounting practices, and to assure the independence of the Company's public accountants; and, in connection with the finance function, to review and monitor the financial planning and financial structure of the Company to accommodate the operating requirements and strategic objectives.

Composition

         The Audit and Finance Committee shall consist of at least three directors who are free from relationships that might create a conflict of interest, impair their independence, or violate the requirements of the exchanges on which the Company's equity securities are traded. Each of the Audit and Finance Committee members shall be independent. "Independent director" means a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the Company's board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

     (a) a director who is employed by the corporation or any of its affiliates for the current year or any of the past three years;

     (b) a director who accepts any compensation from the corporation or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

     (c) a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the corporation or any of its affiliates as an executive officer. Immediate family includes a person's spouse, parents, children, siblings, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law, and anyone who resides in such person's home;

     (d) a director who is a partner in, or a controlling stockholder or an executive officer of, any for-profit business organization to which the corporation made, or from which the corporation received, payments (other than those arising solely from investments in the corporation's securities) that exceed 5% of the corporation's or business organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the past three years;

     (e) a director who is employed as an executive of another entity where any of the company's executives serve on that entity's compensation committee.

         However, one director who is not independent, as defined above, and is not a current employee or an immediate family member of such employee, may be appointed to the Audit and Finance Committee if the Board, under exceptional and limited circumstances, determines that membership on the Audit and Finance Committee by the individual is required by the best interests of the Company and its stockholders and the board discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination.

         Each of the Audit and Finance Committee members shall be able to read and understand fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement or will become able to do so within a reasonable period of time after his or her appointment to the Audit and

Finance Committee. At least one member of the Audit and Finance Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Duties

         The duties of the Audit and Finance Committee shall be as follows:

With respect to the audit function

     - To review and recommend to the full Board of Directors the appointment of the Company's independent public accountants and to evaluate their independence and effectiveness at least annually, including ensuring its receipt from the outside auditors of a formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1. The Audit and Finance Committee shall be responsible for actively engaging in a dialogue with the independent public accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent public accountants and for taking, or recommending that the full board take, appropriate action relative to the independence of the independent public accountants.

     - The independent public accountants have ultimate accountability to the Board of Directors and the Audit and Finance Committee, as representatives of stockholders, and the Audit and Finance Committee, and the Board of Directors, as the case may be, act as the stockholders' representatives with ultimate authority and responsibility to select, evaluate, and, where appropriate, replace the independent public accountants or, if deemed appropriate by the Board of Directors, to nominate the independent public accountants to be proposed for stockholder approval in any proxy statement.

     - To review significant issues between management and the independent public accountants and significant audit reports, and to review management responses to audits and to changes, corrective actions, or suggested improvements, in significant accounting and internal control practices;

     - To review the interim financial statements with management and the Company's independent public accountants before filing;

     - To meet periodically with the independent public accountants, without management present, as to accounting practices and internal controls;

     - To review and oversee the Company's policies for accounting and internal controls, and to review changes in reporting practices or requirements of professional or regulatory authorities as to accounting and financial reporting;

     - To review the annual audit plan and the terms of engagement of the independent public accountants;

     - To review audited financial reports filed by the Company and the financial reporting process with respect to management's responsibility for the integrity, accuracy and objectivity of financial reporting and accounting;

     - To oversee the program for compliance with the Company's Code of Conduct and to make recommendations to the full Board of Directors, with respect to the Code of Conduct and the Company's Legal Compliance Plan;

     - To review material transactions or relationships between the Company and directors and officers of the Company;

     - To review the Company's risk management programs to assure protection of the Company's assets;

     - To engage advisors or conduct such investigations as it deems appropriate in carrying out its duties;

     -    To report to the Board of Directors on its activities;

     - To report to the stockholders of the Company as may be required by the federal securities laws and rules and regulations thereunder as to the duties and activities of the Audit and Finance Committee.

With respect to financial activities:

     - To review and make recommendations as to the Company's financial planning and capital structure;

     -    To review commercial and investment banking relationships;

     - To keep informed of the operating and financial condition of the Company and its requirements for funds;

     - To review and oversee financial arrangements of the Company with commercial banks and other financial institutions;

     -    To review and  recommend to the full Board of Directors  the structure
          and  terms  of  external   financing   required  to  achieve   Company
          objectives;

     - To review and recommend to the full Board of Directors financial policies relating to corporate investments; and

     -    To report to the Board of Directors on its activities.

Adopted by the Board of Directors
May 16, 2000

                                  COMMON STOCK
                               CYTOGEN CORPORATION

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            OF THE CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS

         The undersigned hereby constitutes and appoints H. Joseph Reiser and Catherine M. Verna, and each of them, his or her true and lawful agent and proxy with full power of substitution in each, to represent and to vote on behalf of the undersigned all of the shares of Cytogen Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Holiday Inn, Route One at Ridge Road, Princeton, New Jersey at 11:00 A.M., local time, on Tuesday, June 19, 2001, and at any adjournment or adjournments thereof, upon the following proposals more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement for the Meeting (receipt of which is hereby acknowledged).

         This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposals 1, 2, and 3.

                  (continued and to be signed on reverse side)

                 Please Detach and Mail In the Envelope Provided

[X]  Please mark your votes as in this example.


1.   ELECTION OF   FOR    WITHHELD    Nominees:
     DIRECTORS.    [  ]     [  ]      John E. Bagalay, Jr.     Kevin G. Lokay
                                      Stephen K. Carter        S. Leslie Misrock
                                      James A. Grigsby         H. Joseph Reiser
                                      Robert F. Hendrickson

VOTE FOR all the nominees listed at right;
except vote withheld from the following
nominee(s) (if any).

-----------------------------------------------------

2. APPROVAL OF PROPOSAL TO AMEND THE COMPANY'S 1999 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN (THE "DIRECTOR PLAN") TO: (A) INCREASE THE NUMBER OF SHARES OF COMMON STOCK UNDERLYING AUTOMATIC INITIAL OPTION GRANTS UNDER THE DIRECTOR PLAN TO NEW NON-EMPLOYEE DIRECTORS FROM 10,000 TO 20,000 SHARES; AND (B) PROVIDE, IN CERTAIN CIRCUMSTANCES, AT THE DISCRETION OF AND AFTER FORMAL ACTION BY THE BOARD OF DIRECTORS, FOR THE ISSUANCE OF COMMON STOCK UNDER THE DIRECTOR PLAN TO DIRECTORS, IN LIEU OF THE CASH COMPONENT OF DIRECTOR COMPENSATION.
              FOR                  AGAINST              ABSTAIN
              [  ]                   [  ]                 [  ]


3. APPROVAL OF PROPOSAL TO AMEND THE COMPANY'S EMPLOYEE FOR AGAINST ABSTAIN STOCK PURCHASE PLAN (THE "ESPP") TO: (A) DECREASE, FROM ONE YEAR TO SIX MONTHS, THE TERM OF SERVICE REQUIRED TO BE ELIGIBLE TO PARTICIPATE THEREIN; AND (B) DELETE THE REQUIREMENT FOR STOCKHOLDER APPROVAL OF ANY MODIFICATION OF THE ESPP WITH RESPECT TO ELIGIBILTY FOR PARTICIPATION IN THE ESPP.
              FOR                  AGAINST              ABSTAIN
              [  ]                   [  ]                 [  ]


4. In his or her discretion, the proxy is authorized to vote upon other matters as may properly come before the Meeting.

             I will               I will not
              [  ]                   [  ]        attend the Meeting.


Please disregard if you have previously provided your consent decision.   [  ]

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company's transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing doucments, will be my responsibility.


PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.


Signature of Common Stockholder_______________________


Signature of Common Stockholder_______________________       Dated: ____________
                                    IF HELD JOINTLY


Note: This proxy must be signed exactly as the name appears hereon. When shares are held by joint tenants, both should sign. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.